Investor Relations
Heather Hille
Vice President, Corporate Affairs and Investor Relations
(952) 887-8923, heather.hille@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Reports Fiscal 2026 First-Quarter Results and Raises Full-Year Guidance
Beat First-Quarter Expectations In Both Segments Driven by Strong Execution
•Net sales up 4% year-over-year to $1.04 billion
•Reported EPS of $0.69
•*Adjusted EPS up 14% year-over-year to $0.74
•Returned $133 million to shareholders
•Raising full-year net sales and EPS guidance
BLOOMINGTON, Minn.—(BUSINESS WIRE) — March 5, 2026—The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today reported results for its fiscal first-quarter ended January 30, 2026.
“We delivered first-quarter net sales and adjusted earnings that exceeded our expectations, as strong execution in both Professional and Residential segments enabled us to capitalize on incremental demand for snow and ice products,” said Richard M. Olson, chairman and chief executive officer. “Our Underground Construction business continued its sustainable growth and was further strengthened by our acquisition of Tornado Infrastructure Equipment. Additionally, our ongoing operational efficiency and working capital improvement efforts helped us outperform our typical cash flow generation at this point in the year.”

OUTLOOK
"Looking ahead, we are investing in technology and innovation that enhance customer productivity, capitalizing on market opportunities and customer demand, and leveraging our diverse portfolio of leading brands for profitable growth and competitive advantage. These actions, combined with the productivity benefits and cost savings delivered by execution of our AMP program, position us well to build on our positive momentum," concluded Olson.

The company is raising its full-year guidance, and management now expects total company net sales growth in the range of 3% to 6.5%, up from a range of 2% to 5%, and *adjusted EPS in the range of $4.40 to $4.60, up from a range of $4.35 to $4.50.
This guidance is based on current visibility, inclusive of the geopolitical environment and known tariff dynamics, and reflects:
•Continued strong demand and stable supply for our underground construction, golf and grounds, and professional landscape contractor businesses
•The impact of the Tornado acquisition which is expected to add approximately 2% to total company net sales and be modestly accretive to *adjusted EPS
•Homeowner markets reflecting current consumer sentiment and macro uncertainty
•Continued progress towards normalizing field inventories of turf products
•The benefit of the snow equipment sell-in during the second half of the year
FIRST-QUARTER FISCAL 2026 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	F26 Q1	F25 Q1	% Change	F26 Q1	F25 Q1	% Change
Net Sales	$1,036.3	$995.0	4%	$1,036.3	$995.0	4%
Net Earnings	$67.9	$52.8	29%	$72.6	$65.9	10%
Diluted EPS	$0.69	$0.52	33%	$0.74	$0.65	14%

FIRST-QUARTER FISCAL 2026 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the first quarter were $824.0 million, up 7.2% from $768.8 million in the same period last year. The increase was driven primarily by net price realization, higher shipments of snow and ice management and underground construction products, in addition to the Tornado acquisition.
•Professional segment earnings for the first quarter were $137.6 million, up from $127.2 million in the same period last year, and when expressed as a percentage of net sales, 16.7%, up from 16.5% in the prior-year period. The increase in profitability was primarily due to net price realization and productivity improvements, partially offset by higher material and manufacturing costs.
Residential Segment
•Residential segment net sales for the first quarter were $206.0 million, down 6.8% from $221.0 million in the same period last year. The decrease was primarily driven by lower shipments of lawn care products, partially offset by higher shipments of snow and ice management products and net price realization.
•Residential segment earnings for the first quarter were $13.2 million, down from $17.2 million in the same period last year, and when expressed as a percentage of net sales, 6.4%, down from 7.8% in the prior-year period. The decrease was largely driven by higher materials costs and lower net sales volume, partially offset by net price realization, productivity improvements, product mix, and cost savings measures.
OPERATING RESULTS
Gross margin and *adjusted gross margin for the first quarter were 32.5% and 33.4%, respectively, down from 33.7% and 34.1%, respectively, in the same prior-year period. The change in gross margin was primarily due to higher material and manufacturing costs, partially offset by net price realization and productivity improvements.
SG&A expense as a percentage of net sales for the first quarter was 24.1%, compared with 25.9% in the prior-year period, primarily driven by net sales leverage, lower productivity initiative charges, lower corporate expenses, and cost savings measures.
Operating earnings as a percentage of net sales were 8.4% for the first quarter, compared with 7.8% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the first quarter were 9.8%, compared with 9.4% in the same prior-year period.
Interest expense was $14.2 million for the first quarter, down $0.8 million from the same prior-year period. This decrease was primarily due to lower average interest rates.
The reported effective tax rate for the first quarter was 21.9%, compared with 20.1% in the same prior-year period. The *adjusted effective tax rate for the first quarter was 21.5% compared with 20.2% in the same prior-year period. The increase in both the reported and adjusted effective tax rate was primarily due to a less favorable geographic mix of earnings.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
March 5, 2026 at 10:00a.m. CT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00a.m. CT on March 5, 2026. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading global provider of solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2025, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, Tornado, American Augers, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and the related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of the company’s operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of the company’s liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2026 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2026 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2026 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2026 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2026 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” "remain," “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2026 financial guidance, expectations regarding demand trends, our recent strategic acquisition, and the success of new products, supply chain stabilization and AMP, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of abnormal weather patterns; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer or strategic partnership; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions, including the company's recent acquisition of Tornado Infrastructure Equipment Ltd. and possible additional future impairment of goodwill or other intangible assets; impacts AMP and any future restructuring activities or productivity or cost savings initiatives; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per-share data)

	Three Months Ended
	January 30, 2026	January 31, 2025
Net sales	$1,036.3	$995.0
Cost of sales	699.8	659.4
Gross profit	336.5	335.6
Gross margin	32.5%	33.7%
Selling, general and administrative expense	249.4	257.8
Operating earnings	87.1	77.8
Interest expense	(14.2)	(15.0)
Other income, net	14.0	3.3
Earnings before income taxes	86.9	66.1
Income tax provision	19.0	13.3
Net earnings	$67.9	$52.8

Basic net earnings per share of common stock	$0.69	$0.52

Diluted net earnings per share of common stock	$0.69	$0.52

Weighted-average number of shares of common stock outstanding — Basic	98.0	101.3

Weighted-average number of shares of common stock outstanding — Diluted	98.3	101.7

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended
Segment net sales	January 30, 2026	January 31, 2025
Professional	$824.0	$768.8
Residential	206.0	221.0
Other	6.3	5.2
Total net sales*	$1,036.3	$995.0

*Includes international net sales of:	$187.5	$211.4

	Three Months Ended
Segment earnings (loss) before interest and taxes	January 30, 2026	January 31, 2025
Professional	$137.6	$127.2
Residential	13.2	17.2
Other	(49.7)	(63.3)
Total segment earnings before interest and taxes	$101.1	$81.1

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	January 30, 2026	January 31, 2025	October 31, 2025
ASSETS
Cash and cash equivalents	$189.0	$171.3	$341.0
Receivables, net	486.1	494.3	378.2
Inventories, net	983.7	1,143.1	920.8
Prepaid expenses and other current assets	77.7	87.5	65.1
Total current assets	1,736.5	1,896.2	1,705.1

Property, plant, and equipment, net	636.5	637.8	615.8
Goodwill	592.1	449.8	450.9
Other intangible assets, net	445.7	490.6	390.3
Right-of-use assets	118.5	113.0	114.7
Investment in finance affiliate	40.6	48.0	41.0
Deferred income taxes	118.2	46.2	105.8
Other assets	14.4	15.1	15.2
Total assets	$3,702.5	$3,696.7	$3,438.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt and short-term borrowings	$10.0	$15.0	$—
Accounts payable	437.0	447.1	367.6
Accrued liabilities	560.0	511.3	525.5
Short-term lease liabilities	21.5	19.7	19.3
Total current liabilities	1,028.5	993.1	912.4

Long-term debt, less current portion	1,061.7	1,091.9	921.5
Long-term lease liabilities	102.1	98.3	100.3
Deferred income taxes	20.0	0.5	0.8
Other long-term liabilities	71.0	45.3	50.5

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	96.9	100.3	97.9
Retained earnings	1,339.6	1,414.5	1,390.5
Accumulated other comprehensive loss	(17.3)	(47.2)	(35.1)
Total stockholders’ equity	1,419.2	1,467.6	1,453.3
Total liabilities and stockholders’ equity	$3,702.5	$3,696.7	$3,438.8

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended
	January 30, 2026	January 31, 2025
Cash flows from operating activities:
Net earnings	$67.9	$52.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Non-cash income from finance affiliate	(3.5)	(4.6)
Distributions from finance affiliate, net	3.9	5.8
Depreciation of property, plant, and equipment	23.2	24.2
Amortization of other intangible assets	10.0	7.9
Stock-based compensation expense	5.9	4.4
Deferred income taxes[2]	(8.8)	(3.9)
Other	(6.2)	0.8
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(100.0)	(36.6)
Inventories, net	(21.3)	(107.2)
Other assets[2]	2.9	(9.4)
Accounts payable	48.6	(1.3)
Other liabilities[2]	3.5	18.5
Net cash provided by (used in) operating activities	26.1	(48.6)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(11.5)	(19.1)
Proceeds from sales of property, plant, and equipment	11.4	—
Acquisitions, net of cash received	(210.3)	—
Net cash used in investing activities	(210.4)	(19.1)

Cash flows from financing activities:
Borrowings under debt arrangements[1]	220.0	370.0
Repayments under debt arrangements[1]	(70.0)	(185.0)
Proceeds from exercise of stock options	9.1	0.7
Payments of withholding taxes for stock awards	(0.8)	(1.6)
Common stock repurchases	(94.9)	(100.0)
Dividends paid on common stock	(38.3)	(38.5)
Other	—	(1.0)
Net cash provided by financing activities	25.1	44.6

Effect of exchange rates on cash and cash equivalents	7.2	(5.1)

Net decrease in cash and cash equivalents	(152.0)	(28.2)
Cash and cash equivalents as of the beginning of the fiscal period	341.0	199.5
Cash and cash equivalents as of the end of the fiscal period	$189.0	$171.3
1    Presentation of prior year revolving credit facility and long-term debt activity has been conformed to the current year presentation. There was no change to net cash used in financing activities.
2 Presentation of prior year deferred income taxes has been conformed to the current year presentation. There was no change to net cash used in operating activities.

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three month periods ended January 30, 2026 and January 31, 2025:

	Three Months Ended
	January 30, 2026	January 31, 2025
Gross profit	$336.5	$335.6
Acquisition-related costs[1]	1.7	—
Productivity initiative[2]	8.4	3.8
Adjusted gross profit	$346.6	$339.4

Gross margin	32.5%	33.7%
Acquisition-related costs[1]	0.1%	—%
Productivity initiative[2]	0.8%	0.4%
Adjusted gross margin	33.4%	34.1%

Operating earnings	$87.1	$77.8
Acquisition-related costs[1]	2.2	—
Productivity initiative[2]	12.4	16.2
Adjusted operating earnings	$101.7	$94.0

Operating earnings margin	8.4%	7.8%
Acquisition-related costs[1]	0.2%	—%
Productivity initiative[2]	1.2%	1.6%
Adjusted operating earnings margin	9.8%	9.4%

Earnings before income taxes	$86.9	$66.1
Acquisition-related costs[1]	2.2	—
Productivity initiative[2]	3.4	16.5
Adjusted earnings before income taxes	$92.5	$82.6

Income tax provision	$19.0	$13.3
Acquisition-related costs[1]	0.5	—
Productivity initiative[2]	0.7	3.3
Tax impact of share-based compensation[3]	(0.3)	0.1
Adjusted income tax provision	$19.9	$16.7

Net earnings	$67.9	$52.8
Acquisition-related costs, net of tax[1]	1.7	—
Productivity initiative, net of tax[2]	2.7	13.2
Tax impact of share-based compensation[3]	0.3	(0.1)
Adjusted net earnings	$72.6	$65.9

Net earnings per diluted share	$0.69	$0.52
Acquisition-related costs, net of tax[1]	0.02	—
Productivity initiative, net of tax[2]	0.03	0.13
Adjusted net earnings per diluted share	$0.74	$0.65

Effective tax rate	21.9%	20.1%
Tax impact of share-based compensation[3]	(0.4)%	0.1%
Adjusted effective tax rate	21.5%	20.2%

1    On December 8, 2025, the company completed the acquisition of Tornado Infrastructure Equipment. Acquisition-related costs for the three month period ended January 30, 2026 represent integration costs and amortization of the backlog intangible asset resulting from purchase accounting adjustments.
2    In the first quarter of fiscal 2024, the company launched the "Amplifying Maximum Productivity" or AMP initiative. The company considered the nature, frequency, and scale of this initiative compared to prior productivity initiatives when determining that the expenses associated with AMP, unlike prior productivity initiatives, are not common, normal, recurring operating expenses and are not representative of the company's ongoing business operations. Productivity initiative charges for the three month periods ended January 30, 2026 and January 31, 2025 primarily represent facility exit-related costs and gains, severance and termination benefits, compensation for fully-dedicated AMP personnel, third-party consulting costs, and product-line exit costs.
3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess or deficient tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three month periods ended January 30, 2026 and January 31, 2025.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business. The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the three month periods ended January 30, 2026 and January 31, 2025:

	Three Months Ended
(Dollars in millions)	January 30, 2026	January 31, 2025
Net cash provided by (used in) operating activities	$26.1	$(48.6)
Less: Purchases of property, plant and equipment	11.5	19.1
Free cash flow	14.6	(67.7)
Net earnings	$67.9	$52.8
Free cash flow conversion percentage	21.5%	(128.2)%
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